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                                                                    Exhibit 99.1

                            VIACOM COMPLETES SALE OF
                       NON-CONSUMER PUBLISHING OPERATIONS

New York, New York, November 27, 1998 - Viacom Inc. (Amex: VIA and VIAB) announced today the completion of the sale of its educational, professional and reference publishing businesses to Pearson Plc. for $4.6 billion. Net proceeds from the transaction will be used to repay debt.

Viacom is retaining its consumer publishing operations, including the Simon & Schuster name.

Viacom Inc. is one of the world's largest entertainment and publishing companies and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Paramount Parks, Showtime Networks, Simon & Schuster, 18 television stations, and movie screens in 12 countries. Viacom also owns approximately 80 percent of Spelling Entertainment Group, as well as a half-interest in Comedy Central, UPN and UCI. National Amusements, Inc., a closely held corporation which operates approximately 1,200 screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.


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CONTACT:

Carl Folta
212-258-6352

Susan Duffy
212-258-6347